UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): February 24, 2014 (February 20, 2014)

Commission File Number: 0-24260

Amedisys, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	11-3131700
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5959 S. Sherwood Forest Blvd., Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031 or (800) 467-2662

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2014, William F. Borne stepped down from his positions as Chief Executive Officer, Chairman and a member of the Board of Directors (the “Board”) of Amedisys, Inc. a Delaware corporation (the “Company”), and all other offices, directorships and other positions held with subsidiaries or affiliates of the Company. In recognition of his 33 years of service since founding the Company in 1982, the Board named Mr. Borne Chairman Emeritus.

Also on February 20, 2014, the Board appointed Ronald A. LaBorde, 57, as the Company’s Interim Chief Executive Officer while a national search for a permanent Chief Executive Officer is being conducted. Mr. LaBorde is the Company’s President (since November 2011) and has served as a member of the Board for over 17 years. He served as the Company’s Chief Financial Officer from January 2012 until his appointment as Interim Chief Executive Officer. He served as the Company’s Lead Director from February 2003 until his employment with the Company in November 2011. Previously, from July 2008 to November 2011, he was the principal executive officer of HR Solutions, LLC, a private company that provides outsourced administration associated with human resources, most recently as its Chief Executive Officer (from September 2010 until November 2011) and as its President (from July 2008 to August 2010). While a search for an interim Chief Financial Officer is being conducted, Mr. LaBorde will continue to serve as the Company’s principal financial officer.

In connection with his appointment as Interim Chief Executive Officer, upon the recommendation and approval of the Compensation Committee of the Board, Mr. LaBorde’s annual base salary was increased from $475,000 to $625,000 effective February 20, 2014. The terms of Mr. LaBorde’s employment with the Company will otherwise continue to be governed by his Employment Agreement dated November 1, 2011, as amended by the First Amendment thereto dated December 29, 2011 and the Second Amendment thereto dated December 19, 2012.

Also on February 20, 2014, the Board appointed Donald A. Washburn, the Chairman of the Nominating and Corporate Governance Committee of the Board and the Company’s previous Lead Director, and David R. Pitts, the Chairman of the Compensation Committee of the Board, non-executive Co-Chairmen of the Board. They will share Board leadership duties. Mr. Washburn has been a member of the Board since 2004, and Mr. Pitts has been a member of the Board since 1997.

In connection with their appointment and in recognition of their increased duties in their new roles, the non-interested members of the Board approved a restricted stock grant of 4,545 shares of nonvested Company common stock to each of Messrs. Washburn and Pitts, 100% of which will vest on February 20, 2015 predicated upon their continued service through the vesting date as a member of the Board.

Mr. Borne is eligible to receive severance compensation in accordance with Section 8(c) of his Amended and Restated Employment Agreement dated January 3, 2011, as amended by the First Amendment thereto dated December 29, 2011 and the Second Amendment thereto dated December 19, 2012. In recognition of Mr. Borne’s years of service to the Company, as approved by the Board upon the recommendation and approval of the Compensation Committee, Mr. Borne will become fully-vested on April 1, 2014 in 59,405 shares of non-vested Company common stock, the right to which would have otherwise been forfeited by Mr. Borne upon the termination of his employment prior to the designated April 1, 2014 vesting date.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On February 24, 2014, the Company issued a press release titled “Amedisys Chairman & CEO William Borne Steps Down – Board Names Ronald LaBorde Interim CEO,” a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information presented in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference in any filing under the Securities Exchange Act of 1933, as amended, or the Exchange Act.

Section 9 - Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release titled “Amedisys Chairman & CEO William Borne Steps Down – Board Names Ronald LaBorde Interim CEO”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDISYS, INC.

By:	/s/ Scott G. Ginn
Scott G. Ginn
Senior Vice President of Accounting and
Principal Accounting Officer (dully authorized officer)

DATE: February 24, 2014

Exhibit Index

Exhibit No.	Description

99.1	Press Release titled “Amedisys Chairman & CEO William Borne Steps Down – Board Names Ronald LaBorde Interim CEO”

3